UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

Item 1: On March 23, 2009, Ramius issued the following press release.

RISKMETRICS GROUP SUPPORTS ELECTION OF THREE RAMIUS NOMINEES TO REPLACE THREE CURRENT ORTHOFIX DIRECTORS

The Leading Independent Proxy Voting Advisory Firm Notes That Ramius “Has Made A Valid Case for Change” And Believes “The Board Could Benefit From Greater Shareholder Representation”

Recommends Shareholders Vote The GOLD Proxy Card ‘FOR’ Ramius Nominees J. Michael Egan, Peter A. Feld And Charles T. Orsatti

Recommends Shareholders Vote To REMOVE Current Orthofix Directors James F. Gero, Peter J. Hewett And Walter P. Von Wartburg

New York – March 23, 2009 – RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (collectively, “Ramius”), today announced that RiskMetrics Group (“RiskMetrics” or “RMG”), the leading independent proxy voting advisory and risk management consulting firm to the global financial community, has recommended that shareholders of Orthofix International N.V. (“Orthofix” or the “Company”) (Nasdaq: OFIX) vote on Ramius’ GOLD proxy card to elect Ramius nominees J. Michael Egan, Peter A. Feld and Charles T. Orsatti to the ten member Board of Directors of Orthofix and to remove current Chairman of the Board James F. Gero, and directors Peter J. Hewett and Walter P. Von Wartburg at a Special General Meeting of Shareholders on April 2, 2009. Ramius is the beneficial owner of approximately 5.7% of the Company’s outstanding common shares.

Ramius Partner Jeffrey C. Smith stated, “RiskMetrics' support provides significant validation to our concerns about the current Orthofix Board.  With over 1700 proxy advisory clients worldwide and extensive experience in providing voting advice to institutional clients since 1986, particularly in proxy contests, RiskMetrics is adept at identifying the real issues of concern to shareholders.  They clearly recognize that the lack of accountability by the Orthofix Board has directly contributed to the destruction of nearly $500 million of shareholder value and that the election of new directors is required.”

Continued Smith, “In its analysis, RiskMetrics pointedly captures why immediate change at the Board level is required.  RiskMetrics states, ‘Without commenting on the qualification of incumbent nominees, we recommend shareholders vote for the removal of James Gero (director since 1995), Walter Wartburg (director since 2004) and Peter Hewett (director since 1992). We note that the three incumbent nominees have been on the board since the Blackstone acquisition and have presided over a period of sustained underperformance.’”

Added Smith, “Given the significant strategic, financial and operational issues facing Orthofix, that are a direct result of numerous failures by the Board and management, the shareholders cannot trust the Board, as currently constituted, to oversee the Company’s restructuring.  Instead, this Board needs new, independent directors, not tied to the mistakes of the past, with the fortitude, skill sets and experience necessary to ask the tough questions, maintain accountability over management and ensure that all decisions at the Board level are made with shareholders’ best interests in mind.”

Concluded Smith, “We urge our fellow shareholders to send a message to the current Board by voting their GOLD proxy card today to elect Ramius’ independent nominees who are firmly committed to the future success of Orthofix.”

Excerpts of RiskMetrics Analysis & Recommendation

Conclusion:

•
“Orthofix’s share price and financial performance have suffered since Blackstone’s acquisition in FY06. The company’s share price has lagged its peer group, while its financial performance has deteriorated due to sustained operating losses at the Blackstone division.”

•
“Notwithstanding management’s favorable outlook for Blackstone, we note that the company took a $289.5 (87% of $330 million acquisition price) million impairment charge for Blackstone in FY08. This we believe suggests that the acquisition is unlikely to yield the desired results, even if the turnaround strategy works.”

•
“As such, given the company’s sustained underperformance relative to its peer group since the Blackstone acquisition, we believe that the board could benefit from greater shareholder representation. Though Ramius is seeking minority representation (four out of ten board seats) and has made a valid case for change, based on our review of the dissident nominees, we recommend shareholders vote FOR the election of Peter Feld, Michael Egan and Charles Orsatti.”

Orthofix share price performance

•
“Our analysis indicates that Orthofix performed in line with its peer group over the 1, 3 and 5 year periods for the period ending July 30, 2006, just prior to the acquisition of Blackstone. Since the acquisition announcement on Aug. 7, 2006, however, the company’s share price has declined 61.6% versus an average 32.2% for the peer group.

•	“We believe such significant share price underperformance to its peer group, lends credence to Ramius’ argument that the acquisition has not been value creative for shareholders.”

Orthofix operating performance

•
“Orthofix’s poor share price performance since Blackstone acquisition could be attributed to the negative impact of Blackstone on overall financial performance. Our analysis indicates that not only has Blackstone’s revenue growth lagged other business segments, but also its operating losses have negatively impacted the company’s overall profitability.”

•
“Moreover, sustained losses at the Blackstone division have affected company’s debt coverage ratios, which likely caused the company to amend its credit facility in Sept 2008. Pursuant to the amended terms, the effective interest rate on the $290 million term loan increased to LIBOR + 4.5% from LIBOR + 1.75% previously.”

Analyst estimates vs. mgmt guidance

•
“We looked at management’s historical track record of earnings guidance to assess if the market is likely to believe in its expectation of achieving positive operating profit for Blackstone in 4QFY09. This we believe, is important given Blackstone has adversely impacted the company’s overall profitability and thereby share price performance.”

•
“Based on Reuters Knowledge database, we note that over the last 10 quarters (beginning 3QFY06), the company missed its revenue guidance 6 times and GAAP EPS guidance four times. On an annual basis, the company has missed revenue guidance twice in the last three years (though the percentage miss is small) and GAAP EPS in all the three years.”

On Ramius’ nominees

•
“Regarding dissident nominees, we note that although Peter Feld has the least company/sector experience, he represents a significant shareholder and as such his interests are likely to be aligned with other shareholders.”

•
“Among other dissident nominees, we support Michael Egan and Charles Orsatti for their sector/industry experience. Additionally, we note that the company had previously been willing to interview both Mr. Egan and Orsatti for board seats.”

•
And though the company has raised concerns about Ramius’ desire to quickly sell the Blackstone division, we note that such a decision would require the support of the entire or at least majority of the board members, and that Ramius and its nominees would only represent a minority, if elected. This coupled with the fiduciary obligations of directors should ensure that dissident nominees act in the best interest of all shareholders.”

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the meeting.  A copy of all proxy materials and shareholder communications are available on the website.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

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